File No. 33-74344
                                                  Rule 424(b)(3)





             SUPPLEMENT DATED DECEMBER 29, 1995 TO PROSPECTUS DATED
                                FEBRUARY 24, 1994


  The Prospectus to which this Prospectus Supplement relates states, on pages 1 and 11 thereof, that sales of Common Stock will continue until all shares of Common stock are sold by the Selling Shareholders or until December 31, 1995, whichever is earlier unless otherwise extended by the Company at its discretion. Pursuant to the terms of this Prospectus Supplement, sales of shares of Common Stock will continue until all shares of Common Stock are sold by the Selling Shareholders or until December 31, 1997, whichever is earlier unless otherwise extended by the Company in its discretion.